Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, File No. 333-179385, of AllDigital Holdings, Inc. of our report dated April 20, 2015, with respect to the consolidated financial statements of AllDigital Holdings, Inc. in the company’s annual report on Form 10-K for the years ended December 31, 2014 and 2013. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ ROSE, SNYDER & JACOBS LLP

Encino, California
April 20, 2015